ION Geophysical Appoints New Chief Financial Officer
HOUSTON, TX – November 13, 2014 -- ION Geophysical Corporation (NYSE: IO) today announced the resignation of its Senior Vice President and Chief Financial Officer, Greg Heinlein, who is leaving the Company to pursue other interests. ION has named Steve Bate as its Executive Vice President and Chief Financial Officer. Mr. Bate was previously Executive Vice President and Chief Operating Officer of ION’s Systems division.
Mr. Bate joined ION in 2005 as Chief Financial Officer for the Company’s Solutions business. In 2007, he became Senior Vice President of ION’s Sensor business, and in 2009, his role broadened to include leadership of ION’s Land Imaging Systems division. Following the formation in March 2010 of INOVA Geophysical, ION’s joint venture with BGP, Mr. Bate was appointed INOVA’s first President and Chief Executive Officer and served in that role for two and a half years. In 2013, Mr. Bate was named Executive Vice President and Chief Operating Officer of ION’s Systems division. Prior to joining ION, Mr. Bate was President of a $300 million residential construction company and founded his own consulting business to help lead organizations through change. Mr. Bate holds a Bachelor of Business Administration from the University of Houston.
Brian Hanson, ION’s President and Chief Executive Officer, commented, “We thank Greg for his three years of service to ION. During his tenure, we put into place several measures to ensure our continued financial strength, with a focus on managing expenses, generating positive free cash flow, and instilling a pragmatic approach to our investments. Through Greg’s efforts, we are well positioned moving forward, and we wish him success in his future endeavors.
“We are very pleased to promote Steve to Chief Financial Officer. He brings to the role a well-rounded view of the geophysical business, having served in multiple leadership capacities within ION for over nine years. He is a proven business and financial leader with over 30 years of broad experience and capabilities in multiple industries, including construction, technology, healthcare and oil & gas, in both private and public company environments. ION is in a period of growth and transformation, and with his track record of leading organizations through change, Steve was the right choice to support that growth.”

Mr. Bate added, “I am pleased to take on this new role, and I appreciate the vote of confidence from Brian, the ION Board of Directors and the rest of the ION senior leadership team. Since I joined ION in 2005, I have watched the company strategically transform from a seismic equipment supplier to a global provider of integrated solutions to the world’s leading E&P companies. I am fortunate to have had a hand in that transformation, and I am looking forward to putting my business and financial expertise to work as ION’s Chief Financial Officer to support the company’s continued growth.”
About ION
ION is a leading provider of technology-driven solutions to the global oil & gas industry. ION’s offerings are designed to help companies reduce risk and optimize assets throughout the E&P lifecycle. For more information, visit www.iongeo.com.

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Jack Lascar
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ION (Media relations)
Vice President - Corporate Marketing & Communications
Karen Abercrombie, +1 713.366.7281
karen.abercrombie@iongeo.com

The information included herein contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may vary fundamentally from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include risk factors that are disclosed by ION from time to time in its filings with the Securities and Exchange Commission.